Exhibit 99.1 - News Release

Ritchie Bros. reports second quarter 2016 results

•	Record second quarter and first half Gross Auction Proceeds[1] of $1.3 billion and $2.3 billion, respectively

•	Second quarter revenues increased 2% over Q2 2015

•	Q2 2016 Revenue Rate[1] of 12.45% driven mostly by growing fee-based revenue streams

•	Costs of services and selling, general and administrative expenses grew due to newly acquired businesses, increased headcount to drive strategic initiatives, and growth in lot volume

•	Diluted earnings per share attributable to stockholders of $0.37, a 12% decrease relative to $0.42 in the second quarter last year

•	Increasing quarterly cash dividend by 6% to $0.17 per share

•	Acquisition of Petrowsky Auctioneers will significantly strengthen Ritchie Bros.’ market presence in the northeast United States

•	During Q2 2016, for the first time in Company history, more than half of GAP was generated through online transactions

(All figures are presented in U.S. dollars)

VANCOUVER, August 8, 2016 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company” or “Ritchie Bros.”) reports results for the three and six months ended June 30, 2016. During the second quarter, the Company generated $158.8 million of revenue, a 2% increase compared to revenues of $155.5 million in the second quarter last year, and net income attributable to stockholders for the second quarter of $39.7 million, a 12% decrease compared to $45.1 million in the same period last year. Diluted earnings per share (“EPS”) attributable to stockholders were $0.37, a 12% decrease compared to $0.42 in the same quarter last year.

During the first half of 2016, the Company generated $290.8 million of revenue, a 7% increase compared to revenues of $271.1 million in the first half of 2015, and net income attributable to stockholders for the first half of $69.1 million, a slight increase from $68.9 million in the same period last year. Diluted EPS attributable to stockholders was $0.65, a 2% increase from $0.64 in the first half of last year.

“We had a difficult second quarter with modest revenue growth and a decline in EPS versus the same period last year.  Our performance was negatively impacted by the strong comparable quarter we achieved in 2015, a sudden decline in equipment pricing globally in June – across various sectors – that was driven by an imbalance between demand and supply, increasing competitive pressures, as well as higher operational and G&A costs,” said Ravi Saligram, CEO of Ritchie Bros.  “Nevertheless, we are encouraged by our strong July performance with GAP up 8%, indications that pricing may be stabilizing, and a robust pipeline going into the rest of the year.  We are also excited that more than half of our GAP in Q2 was generated online, which reinforces that our multichannel and digital strategy is gaining momentum.”

1	Gross Auction Proceeds (“GAP”) represent the total proceeds from all items sold at the Company’s auctions and online marketplaces. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements. Revenue Rate is a calculated as revenues divided by GAP.

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Income statement scorecard1

(in U.S. $ millions, except EPS)	Three months ended June 30,			Six months ended June 30,
	2016	2015	Better/ (Worse)	2016	2015	Better/ (Worse)
GAP	$1,275.7	$1,262.2	1%	$2,295.6	$2,217.7	4%
Revenues	$158.8	$155.5	2%	$290.8	$271.1	7%
Revenue Rate	12.45%	12.32%	13 bps	12.67%	12.22%	45 bps
Operating income	$53.6	$62.8	(15%)	$92.8	$95.8	(3%)
Operating Income Margin	33.8%	40.4%	(660 bps )	31.9%	35.3%	(340 bps )
Diluted EPS attributable to
stockholders	$0.37	$0.42	(12%)	$0.65	$0.64	2%

Balance sheet scorecard

Information about the Company’s balance sheet scorecard is available on the Company’s Form 10-Q for the second quarter of 2016, which will be available on the SEC, SEDAR, and the Company’s website on August 8, 2016.

Income statement scorecard analysis

For the three months ended June 30, 2016

GAP was $1,275.7 million for the second quarter of 2016, a 1% increase compared to the second quarter of 2015. EquipmentOne, the Company’s online equipment marketplace, contributed $41.6 million of gross transaction value (“GTV”)[2] to GAP in the second quarter of 2016, a 31% increase compared to $31.7 million in the second quarter of 2015. Second quarter 2016 GAP would have been $28.1 million higher, resulting in a 3% increase over second quarter 2015, if foreign exchange rates had remained consistent with those in 2015. This adverse effect on GAP is primarily due to the declining value of the Canadian dollar relative to the U.S. dollar.

Revenue increased 2% during the second quarter of 2016 to $158.8 million, compared to $155.5 million in the second quarter of 2015, primarily due to volume increases in GAP combined with a strong Revenue Rate over the same comparative period. Foreign exchange rates had a negative impact on revenues during the second quarter of 2016 as a significant portion of revenues are in Canada and the Netherlands. Refer to the table under “foreign exchange impacts on performance” below for details of this negative foreign exchange rate impact.

The Revenue Rate was 12.45% in the second quarter of 2016, compared to 12.32% in the second quarter of 2015. The increase in the Revenue Rate is primarily due to an increase in fee revenue, which is not directly linked to GAP. During the second quarter of 2016, the Company continued to actively pursue the use of underwritten commission contracts from a strategic perspective, entering into such contracts only when the risk/reward profile of the terms were agreeable. Our underwritten contract commission rates and volume decreased during the three months ended June 30, 2016 compared to the same period in 2015. Straight commission contracts continue to account for the majority of GAP.

Operating income, decreased 15% during the second quarter of 2016 to $53.6 million, compared to $62.8 million in the second quarter of 2015. This decrease was primarily due to increases in selling, general and administrative (“SG&A”) expenses, costs of services, and foreign exchange losses, combined with a decrease in the gain on disposition of property, plant and equipment, and partially offset by the increase in revenues. Foreign exchange gains that occurred in both the second quarter of 2016 and 2015 are now reported in operating income, per US GAAP.

2	GTV represents the total proceeds from all items sold at the Company’s online marketplaces. In addition to the total value of the items sold in online marketplace transactions, GTV includes a buyers’ premium component applicable only to the Company’s online marketplace transactions. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Foreign exchange rates had a negative impact on operating income during the second quarter of 2016. Refer to the table under “foreign exchange impacts on performance” below for details of this negative foreign exchange rate impact.

Operating Income Margin, calculated as operating income divided by revenues, was 33.8% for the second quarter of 2016, 660 basis points lower than 40.4% for the same period last year, primarily due to the decrease in operating income noted above.

Diluted EPS attributable to stockholders for the second quarter of 2016 was $0.37 per diluted share, a 12% decrease compared to the second quarter of 2015. The decrease in the second quarter of 2016 compared to the same period in 2015 was primarily due to the decrease in operating income.

Income statement scorecard analysis

For the six months ended June 30, 2016

GAP was $2,295.6 million for the first half of 2016, a half year record and a 4% increase compared to the first half of 2015. EquipmentOne, the Company’s online equipment marketplace, contributed $65.3 million of GTV to GAP in the first half of 2016, a 22% increase compared to $53.5 million in the first half of 2015. GAP for the first half of 2016 would have been $49.6 million higher, or an additional 6% increase, if foreign exchange rates had remained consistent with those in the same period last year. This adverse effect on GAP is primarily due to the declining value of the Canadian dollar and the Euro relative to the U.S. dollar.

Revenue grew 7% during the first half of 2016 to $290.8 million, compared to $271.1 million in the first half of 2015, as a result of volume increases in GAP combined with a strong Revenue Rate. Foreign exchange rates had a negative impact on revenues during the first half of 2016 as a significant portion of revenues are in Canada and the Netherlands. Refer to the table under “foreign exchange impacts on performance” below for details of this negative foreign exchange rate impact.

The Revenue Rate was 12.67% in the first half of 2016, compared to 12.22% in the first half of 2015. The increase in the Revenue Rate is primarily due to the performance of the Company’s straight commission contracts combined with an increase in fee revenue, which is not directly linked to GAP.

Operating Income decreased 3% during the first half of 2016 to $92.8 million, compared to $95.8 million in the first half of 2015. This decrease is due to increases in SG&A expenses, cost of services, and foreign exchange losses, combined with a decrease in the gain on disposition of property, plant and equipment, and partially offset by the increases in revenues. Foreign exchange rates had a negative impact on operating income during the first half of 2016 as a significant portion of revenues are in Canada and the Netherlands. Refer to the table under “foreign exchange impacts on performance” below for details of this negative foreign exchange rate impact.

Operating Income Margin was 31.9% for the first half of 2016, 340 basis points lower than 35.3% for the same period last year, primarily due to SG&A expenses and cost of services increasing at a higher rate than revenue.

Diluted EPS attributable to stockholders for the first half of 2016 was $0.65 per diluted share, a 2% increase compared to the first half of 2015. The increase was driven by strong performance in the first quarter and a decrease in effective tax rate during the first half of 2016, compared to the same period last year.

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Dividend Information

Quarterly dividend

The Company declares a 6% increase to its quarterly dividend, raising the quarterly cash dividend to $0.17 per common share payable on September 23, 2016 to shareholders of record on September 2, 2016.

Operational Review

Online statistics

During the second quarter of 2016, the Company attracted record second quarter online bidder registrations and sold approximately $650.0 million of equipment, trucks and other assets to online auction bidders and EquipmentOne customers. This represents an 11% increase in online transactions compared to the $583.7 million of assets sold online during the second quarter of 2015.

Auction activity

During the second quarter of 2016, Ritchie Bros. conducted 67 unreserved industrial auctions in 13 countries throughout North America, Europe, the Middle East, Australia, and Asia. Auctions highlights during the quarter include:

•	On June 14 – 16, 2016, Ritchie Bros. sold more than CA$91 million (US$70+ million) of equipment and other assets at its auction in Edmonton, AB. This auction drew 8,400+ registered bidders from 45+ countries. Online buyers purchased 61% of the equipment sold at this auction.

•	On May 11-12, 2016, the Company held its largest ever Ontario auction in Toronto, where more than CA$36 million (US$28+ million) of equipment was sold.

•	On May 4-5, 2016, more than US$46 million of equipment and other assets were sold at the Company’s Fort Worth auction.

•	The first ever 5-day auction in Canada, held in Edmonton, AB, April 26 – 30, 2016. This massive CA$240+ million (US$191+ million) auction was Ritchie Bros.’ largest auction ever held in Canada, and the second largest in the Company’s history. The sale attracted more than 16,700 bidders from 55 countries, and sold over 10,200+ lots. 84% of the assets sold in this auction went to Canadian buyers, including 46% sold to buyers within the province of Alberta.

•	On April 20-21, 2016, more than US$47 million of equipment and other assets were sold at Ritchie Bros.’ auction in Houston, TX

There are currently 66 unreserved auctions on the Ritchie Bros. auction calendar at www.rbauction.com, including auctions in North America, Europe, the Middle East, and Australia.

EquipmentOne activity

During the second quarter of 2016, EquipmentOne sold more than $41.6 million of equipment and other assets on behalf of customers and saw a 10% increase in revenues compared to the second quarter of 2015.

Corporate Developments

Appointment of Sarah Raiss to the Company’s Board of Directors

On June 30, 2016, Ritchie Bros. appointed Sarah Raiss to its Board of Directors. Sarah is a seasoned corporate director, with board experience at many public companies. She is currently a corporate director at Loblaw Companies (a leading Canadian grocery and pharmacy company), Commercial Metals Company (a steel and metal manufacturer), and Vermilion Energy (an international oil and gas producer). Sarah retired from TransCanada Corporation in 2011, where she was Executive Vice President of Corporate Services, and was responsible for human resources; information systems; aviation, building and office services; real estate; organizational excellence; communications; branding; and, health and wellness. Sarah holds a bachelors of Science in Applied Mathematics and an MBA from the University of Michigan.

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Acquisition of non-controlling interest in Ritchie Bros. Financial Services (“RBFS”)

Subsequent to quarter-end, on July 12, 2016, Ritchie Bros. completed its acquisition of the 49% non-controlling interest in RBFS for CA$53.9 million (US$41.1 million). RBFS provides equipment buyers with the confidence to make offers on equipment, trucks and other industrial assets, with pre-approved loans and financing arrangements. In 2015, RBFS received more than US$1 billion of credit applications and facilitated US$222 million in equipment financing for Ritchie Bros. customers – representing 31% growth in funded loans compared to 2014, and 116% growth compared to 2013. RBFS acts as an intermediary with select lending partners to find financing solutions for customers purchasing equipment, including loans and lease-to-own programs. RBFS does not utilize Ritchie Bros. capital in its financing activities. The business finances all brands of equipment and provides equipment buyers with the option to purchase assets at Ritchie Bros. auctions, Ritchie Bros. EquipmentOne, or through other sales channels. Services offered include pre-approved commercial equipment financing, re-financing, and leasing, as well as equipment dealer financing.

Acquisition of Petrowsky Auctioneers

Subsequent to quarter-end, on August 1, 2016, Ritchie Bros. acquired the business of Petrowsky Auctioneers, for US$7 million, significantly enhancing our market presence in the New England region and providing Ritchie Bros. with a new live reserve auction platform. Based in North Franklin, Connecticut, Petrowsky Auctioneers sold nearly US$50 million worth of equipment and other assets at auctions in 2015, mostly in the New England region. Catering largely to equipment sellers in the construction and transportation industries, Petrowsky’s auction sales are well aligned with Ritchie Bros.’ sector focus. In addition, Petrowsky also serves customers selling assets in the underground utility, waste recycling, marine, and commercial real estate industries. The business operates one permanent auction site, in North Franklin, which will continue to hold auctions, and also specializes in off-site auctions held on the land of the consignor. All Petrowksy auctions are also simulcast live online, allowing online bidders to participate. The Petrowsky brand will be maintained as a brand extension within the Ritchie Bros. family of brands, given its strong and loyal customer base and its offering of reserve auction options.

Q2 2016 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended June 30, 2016, at 8:00 am Pacific time / 11:00 am Eastern time / 4:00 pm BST on August 9, 2016. A replay will be available shortly after the call.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world’s largest industrial auctioneer, and one of the world’s largest sellers of used equipment for the construction, transportation, agriculture, energy, mining, forestry and other industries. Ritchie Bros.TM asset management and disposition solutions include live unreserved public auctions with on-site and online bidding; EquipmentOneTM, an online auction marketplace; Mascus, a global online equipment listing service; private negotiated sales through Ritchie Bros. Private Treaty; and a range of ancillary services, including financing and leasing through Ritchie Bros. Financial Services. Ritchie Bros. has operations in 19 countries, including 45 auction sites worldwide. Learn more at rbauction.com, EquipmentOne.com, mascus.com, rbauction.com/privatetreaty and rbauction.com/financing.

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Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including completion of future auctions, equipment price stabilization, robustness of the pipeline of equipment, and payment of dividends. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which is available on the SEC, SEDAR, and the Company’s website. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

Use of Non-GAAP Measures

The Company makes reference to various non-GAAP performance measures throughout this news release, including Constant Currency amounts, Translational FX Impact, Working Capital Intensity, and Return on Net Assets. These measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles. See “Non-GAAP Financial Measures” below for further information regarding these non-GAAP financial measures, including a reconciliation of these measures to the nearest comparable GAAP measures and an explanation of why the Company includes these non-GAAP financial measures.

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Selected Condensed Consolidated Financial Information

Condensed Consolidated Income Statements

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Three months ended June 30,	2016	2015
Gross auction proceeds	$1,275,682	$1,262,168
Revenues	$158,805	$155,477
Costs of services, excluding depreciation and amortization	19,758	17,027
	139,047	138,450
Selling, general and administrative expenses	74,595	65,239
Depreciation and amortization expenses	10,284	10,769
Gain on disposition of property, plant and equipment	(201)	(791)
Foreign exchange loss	734	438
Operating income	$53,635	$62,795
Other income (expense):
Interest income	487	680
Interest expense	(1,060)	(1,308)
Equity income	477	173
Other, net	269	918
	173	463
Income before income taxes	$53,808	$63,258
Income tax expense	13,217	17,412
Net income	$40,591	$45,846
Net income attributable to:
Stockholders	39,710	45,083
Non-controlling interests	881	763
	$40,591	$45,846
EPS attributable to stockholders:
Basic	$0.37	$0.42
Diluted	$0.37	$0.42
Weighted average number of share outstanding:
Basic	106,245,307	106,506,916
Diluted	106,979,810	106,978,061

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Selected Condensed Consolidated Financial Information

Condensed Consolidated Income Statements

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Six months ended June 30,	2016	2015
Gross auction proceeds	$2,295,604	$2,217,729
Revenues	$290,750	$271,095
Costs of services, excluding depreciation and amortization	35,071	28,636
	255,679	242,459
Selling, general and administrative expenses	142,902	128,995
Depreciation and amortization expenses	20,364	21,385
Gain on disposition of property, plant and equipment	(447)	(966)
Foreign exchange loss (gain)	51	(2,769)
Operating income	$92,809	$95,814
Other income (expense):
Interest income	985	1,527
Interest expense	(2,423)	(2,577)
Equity income	996	406
Other, net	967	1,631
	525	987
Income before income taxes	$93,334	$96,801
Income tax expense	22,749	26,845
Net income	$70,585	$69,956
Net income attributable to:
Stockholders	69,116	68,860
Non-controlling interests	1,469	1,096
	$70,585	$69,956
EPS attributable to stockholders:
Basic	$0.65	$0.64
Diluted	$0.65	$0.64
Weighted average number of share outstanding:
Basic	106,581,294	106,993,228
Diluted	107,069,410	107,390,303

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Selected Data

Selected balance sheet data

(in U.S. $000's)	June 30,	December 31,
	2016	2015
Current assets	$592,312	$430,099
Current liabilities	416,579	289,966
Working capital	$175,733	$140,133
Total assets	$1,325,420	$1,120,115
Long-term debt	102,728	97,915
Stockholders' equity	709,016	703,176

Selected operating data

(Unaudited)

As at and for the six months ended June 30,	2016	2015
Revenue Rate	12.67%	12.22%
Number of consignments at industrial auctions	26,350	22,500
Number of bidder registrations at industrial auctions	276,000	250,000
Number of buyers at industrial auctions	70,150	59,650
Number of lots at industrial auctions	203,500	168,500
Number of permanent auction sites	40	39
Number of regional auction sites	5	5
Total auction sites	45	44
Number of industrial auctions	109	108
Number of revenue producers	349	353
Number of territory managers	304	307

Average industrial auction data

Six months ended June 30,	2016	2015
GAP	$19.2 million	$18.7 million
Bidder registrations	2,532	2,321
Consignors	243	209
Lots	1,867	1,552

Non-GAAP Financial Measures

Foreign exchange impacts on performance

Like many businesses, Ritchie Bros.' performance can be affected by changing foreign exchange rates. As a reminder, Ritchie Bros. discloses all financial figures in U.S. dollars (unless otherwise noted), yet operates in over 15 countries worldwide. Since late 2014, there has been significant weakening of the Canadian dollar and the Euro relative to the U.S. dollar. This weakening has affected the Company’s reported operating income when non-U.S. dollar amounts were translated into U.S. dollars for financial statement reporting purposes.

Constant Currency amounts and Translational FX Impact are non-GAAP financial measures. The Company calculates its Constant Currency amounts by applying prior period foreign exchange rates to current period transactional currency amounts. The Company defines Translational FX Impact as the amounts it reports under GAAP, less Constant Currency amounts.

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The Company believes that presenting Constant Currency amounts and Translational FX Impact, and comparing Constant Currency amounts to prior period results, provides useful information regarding the potential effect of changes in foreign exchange rates on its performance and the growth or decline in its operating income by eliminating the financial impact of items it does not consider to be part of its normal operating results.

The following tables present our Constant Currency results and the Translational FX Impact for the three and six months ended June 30, 2016, as well as reconcile those metrics to second quarter and first half 2016 and 2015 revenues and operating income, which are the most directly comparable GAAP measures in the consolidated financial statements:

(in U.S. $000's)	Three months ended June 30, 2016			Three months	2016 over 2015		Constant
	As	Translational	Constant	ended	reported change		Currency change
	reported	FX Impact	Currency	June 30, 2015	$	%	$	%
GAP	$1,275.7	$28.1	$1,303.8	$1,262.2	13.5	1%	41.6	3%
Revenues	$158.8	$3.3	$162.1	$155.5	3.3	2%	6.6	4%
Operating income	$53.6	$1.2	$54.8	$62.8	(9.2)	(15%)	(8.0)	(13%)

(in U.S. $000's)	Six months ended June 30, 2016			Six months	2016 over 2015		Constant
	As	Translational	Constant	ended	reported change		Currency change
	reported	FX Impact	Currency	June 30, 2015	$	%	$	%
GAP	$2,295.6	$49.6	$2,345.2	$2,217.7	77.9	4%	127.5	6%
Revenues	$290.8	$6.2	$297.0	$271.1	19.7	7%	25.9	10%
Operating income	$92.8	$0.7	$93.5	$95.8	(3.0)	(3%)	(2.3)	(2%)

Working Capital Intensity

Working Capital Intensity is non-GAAP financial measure that the Company believes, when compared on a 12-month rolling basis to different financial periods, provides useful information about how efficiently the Company converts revenue into cash. The lower the percentage, the faster revenues are converted into cash. The Company calculates Working Capital Intensity as trade and other receivables, plus inventory and advances against auction contracts, less auction proceeds payable and trade payables, divided by revenues.

The following table presents Working Capital Intensity results on a rolling 12-month basis, and reconciles that metric to trade and other receivables, inventory, advances against auction contracts, auction proceeds payable, and trade payables, which are the most directly comparable GAAP measures in the consolidated balance sheets:

(in U.S. $ millions)	As at and for the 12 months ended June 30,
			% Change
	2016	2015	2016 over 2015
Trade and other receivables	$131.2	$129.6	1%
Inventory	74.2	34.5	115%
Advances against auction contracts	1.9	9.0	(79%)
Auction proceeds payable	(275.3)	(256.8)	7%
Trade payables	(38.0)	(38.7)	(2%)
	$(106.0)	$(122.4)	(13%)
Revenues	535.5	511.8	5%
Working Capital Intensity	(19.8%)	(23.9%)	(17%)

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Working Capital Intensity was -19.8% for the 12 months ended June 30, 2016, which represents a deterioration of 410 basis points from -23.9% for the 12 months ended June 30, 2015. This deterioration is primarily the result of the increased inventory, partially offset by an increase in auction proceeds payable.

Return on Net Assets (“RONA”)

RONA is a non-GAAP financial measure that the Company believes, by comparing on a 12-month rolling basis for different financial periods, provides useful information about the after-tax returns generated by the Company’s net assets employed by the business. The Company calculates RONA by dividing net income attributable to stockholders, excluding net after-tax interest expenses, by total assets, excluding cash and cash equivalents, restricted cash, and current liabilities.

(in U.S. $ millions)	As at and for the 12 months ended June 30,
			% Change
	2016	2015	2016 over 2015
Net income attributable to stockholders	$136.5	$109.7	24%
Less: Interest income	(2.1)	(2.6)	(19%)
Add: Interest expense	4.8	5.1	(6%)
Less: Income tax recovery on
finance costs	(0.5)	(0.7)	(29%)
	$138.7	$111.5	24%
Total assets	$1,325.4	$1,242.1	7%
Less: Cash and cash equivalents	(166.5)	(214.2)	(22%)
Less: Restricted cash	(196.2)	(151.0)	30%
Less: Current liabilities	(416.6)	(435.5)	(4%)
	$546.1	$441.4	24%
RONA	25.4%	25.3%	-

RONA for the 12 months ended June 30, 2016 was 25.4%, an increase of 10 basis points compared to 25.3% for the 12 months ended June 30, 2015. This slight increase was primarily due to an increase in net income attributable to stockholders combined with a decrease in current liabilities and an increase in total assets. Excluding the current portion of long-term debt of 60 million Canadian dollars that was reclassified to current liabilities in the second quarter of 2015, RONA would be 25.4% for the 12 months ended June 30, 2016 compared to 22.8% for the same period in the prior year. The current portion of long-term debt was refinanced on a long-term basis in May 2016.

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

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